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                                                                    EXHIBIT 99.1


[IXC COMMUNICATIONS, INC. LOGO]                                     NEWS RELEASE
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                         IXC GROWS RETAIL OFFERING WITH
              COMPLETED ACQUISITION OF NETWORK LONG DISTANCE, INC.

  Company's Eclipse Telecommunications targets national business retail market

AUSTIN, Texas -- June 3, 1998 -- IXC Communications, Inc. (Nasdaq: IIXC) today announced another major component to its retail business strategy with the completed acquisition of Network Long Distance, Inc. now known as Eclipse Telecommunications, Inc. This wholly owned subsidiary significantly expands IXC's ability to offer a comprehensive set of communications services to business customers around the U.S.

"The acquisition of Network Long Distance and the branding of the Eclipse name for our entire portfolio of retail services signifies the aggressive approach IXC is taking toward the business retail market, specifically small to medium size businesses," said Valerie Walden, senior vice president of IXC's Switched and Private Line. "With the most advanced fiber network available and a rapidly expanding sales force, IXC is strongly positioned to provide quality retail services to businesses throughout the nation."

Through 26 sales offices and more than 140 sales professionals nationwide, Eclipse Telecommunications provides a range of telecommunications services to end user customers, agents and other long distance carriers across the country. The company currently offers 1+ long distance service, incoming 800/888 service, 800 PIN for multiple termination, calling cards, dedicated lines, international long distance service and customized billing and management reporting.

IXC's business retail offering also includes a previously announced joint venture with UniDial and last year's acquisition of Telecom One of Chicago which serves business customers in 32 states. The integration of these companies more than doubles IXC's national sales capacity in the business retail arena.

"Successful carriers in today's marketplace need to offer customers a wide range of high-quality and diverse network products and services," said Ben Scott, chairman and CEO of IXC. "This completed acquisition is a major milestone in the launch of our retail business. A strong retail business complements our overall strategy of delivering the right solution to the customer whether it's in retail, Internet, wholesale or international services."

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IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having recently completed the U.S.'s first new coast-to-coast fiber optic network in a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging carriers. IXC's offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.

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Media Contact:                          Investor Contact:
--------------                          -----------------
Melissa Jackson                         Jim Guthrie
Manager of Public Relations             Executive Vice President,
(512) 231-5247                            Chief Financial Officer
mjackson@ixc-comm.com                   (512) 427-3731
                                        jguthrie@ixc-comm.com